Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

Third Quarter 2023 Results

BATON ROUGE, Louisiana -- (October 26, 2023) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, the “Company”) today reported financial results for the third quarter ended September 30, 2023, with fundamentally robust industry conditions, strong fleet growth and further branch expansion contributing to record adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Company sold its crane business (the "Crane Sale") in October 2021 and completed associated closing adjustments during the second quarter of 2022. As such, results and comparisons for the prior period are presented on a continuing operations basis with the Crane Sale reported as discontinued operations in certain statements and schedules accompanying this report, in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company also completed its acquisition of One Source Equipment Rentals, Inc. ("One Source") on October 1, 2022, which added 10 branch locations.

THIRD QUARTER 2023 SUMMARY WITH A COMPARISON TO THIRD QUARTER 2022

•
Revenues increased 23.6% to $400.7 million compared to $324.3 million.
•
Net income was $48.9 million and included a pre-tax $5.7 million non-cash goodwill impairment charge. Excluding the impairment charge, net income was $53.0 million compared to $38.4 million. The effective income tax rate was 26.1% , or 26.2% excluding the impairment charge, compared to 25.2%.
•
Adjusted EBITDA totaled $189.1 million, an increase of 36.2% compared to $138.9 million.
•
Total equipment rental revenues were $315.8 million, an increase of $62.2 million, or 24.5%, compared to $253.6 million. Rental revenues were $280.3 million, an increase of $56.1 million, or 25.0%, compared to $224.1 million.
•
Used equipment sales increased 159.6% to $52.7 million compared to $20.3 million.

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

•
Gross margin improved to 47.0% compared to 46.8%.
•
Total equipment rental gross margins were 47.4% compared to 50.5%. Rental gross margins were 53.3% compared to 55.6%.
•
Adjusted EBITDA margins improved to 47.2% of revenues compared to 42.8%.
•
Average time utilization (based on original equipment cost) was 70.0% compared to 73.3%. The Company’s rental fleet, based on original equipment cost, closed the third quarter of 2023 at just over $2.7 billion, an increase of $589.9 million, or 27.6%.
•
Average rental rates, excluding One Source, increased 4.9% compared to the third quarter of 2022, and 1.2% compared to the second quarter of 2023. Through the nine months ended September 30, 2023, rental rates increased 7.0% compared to the same period in 2022.
•
Dollar utilization of 41.5% compared to 42.7% in the third quarter of 2022 and 40.6% in the second quarter of 2023.
•
Average rental fleet age on September 30, 2023, was 41.1 months compared to an industry average age of 49.2 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

Summarizing the Company’s third quarter results, Brad Barber, chief executive officer of H&E stated, “As expected, continued strength in non-residential construction led to strong fleet growth, healthy physical fleet utilization and further rental rate appreciation. These components of a fundamentally sound industry, combined with growth in mega projects and further expansion of our branch network, delivered another quarter of outstanding financial results. Total revenues improved 23.6% compared to the same quarter in 2022, while rental revenues were 25.0% better over the same period. Our 2023 growth initiatives were a modest burden on dollar utilization, which finished the quarter at 41.5% compared to the year ago result of 42.7%. The measure improved 90 basis points on a sequential basis. Also, improvement in equipment supply chains presented an opportunity to capitalize on the sustained strength in the used equipment market, where margins on used equipment sales reached 58.5%. With a gross fleet investment of $220.1 million in the quarter, our disciplined approach to fleet management resulted in a decline in average fleet age to 41.1 months, remaining among the youngest fleets in the industry. Finally, adjusted EBITDA totaled a record $189.1 million, with a margin of 47.2%.”

Branch expansion and fleet growth once again proved significant drivers of H&E’s improved quarterly financial performance. Addressing the accomplishments, Mr. Barber stated, “We added greater branch density in the Mid-Atlantic, Southeast, Gulf Coast and Midwest regions following the addition of five new locations in the quarter and a sixth in October. With 12 branch additions through October 2023, we are comfortably within our stated range of 12 to 15 new locations for the year and we anticipate more openings during the fourth quarter. Also, our gross fleet expenditures in the third quarter contributed to a record fleet investment through the first nine months of 2023 of $595.2 million, resulting in a fleet size, as measured by original equipment cost, in excess of $2.7 billion. In view of our gross expenditures at the close of the third quarter, we are adjusting our expected range for 2023 gross fleet investment for the second time in consecutive quarters as customer demand remains elevated and availability among certain highly utilized equipment lines continues to improve. Our new range is $650 million to $700 million compared to a previously revised range of $600 million to $650 million.”

The Company believes a robust business environment will persist through the final quarter of 2023 and into 2024. Mr. Barber identified several factors in support of the encouraging outlook, stating, “Non-residential construction activity remains resilient, and we expect to benefit from an expansion in project opportunities. Mega projects should meaningfully contribute to the enhanced U.S. construction activity, which we define as possessing a construction value of $500 million and

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

greater. These projects continue to populate our geographic footprint and have substantial equipment requirements and lengthy project completion schedules. Additionally, the value proposition of rental compared with equipment ownership is expected to lead to further growth in rental penetration. Modest rental rate improvement and favorable utilization trends are likely to continue in this attractive business environment and we intend to maintain our focus on branch expansion and fleet growth as we finalize our 2024 strategic initiatives.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2023

The non-cash goodwill impairment charge of $5.7 million was identified in connection with an interim goodwill impairment test and related to our parts business segment. The segment experienced a sustained decline in volume and actual revenue and earnings compared to our planned revenue and earnings as utilized in our most recent quantitative goodwill impairment analysis, and following our business’s dispositions and strategic shift to a rental focus. The impairment charge will not result in any cash expenditures and will not affect the Company’s cash position, liquidity, availability or covenant test under its senior secured credit facility.

Revenue

Total revenues improved to $400.7 million, or 23.6%, in the third quarter of 2023 from $324.3 million in the third quarter of 2022. Total equipment rental revenues of $315.8 million improved 24.5% compared to $253.6 million in the third quarter of 2022. Rental revenues of $280.3 million increased 25.0% compared to $224.1 million in the third quarter of 2022. Used equipment sales increased 159.6% to $52.7 million compared to $20.3 million in the third quarter of 2022. New equipment sales of $12.6 million declined 46.2% compared to $23.5 million in the same quarter of 2022. Parts sales of $11.9 million declined 29.0% when compared to the third quarter of 2022, while service revenues of $6.7 million declined 21.7% over the same period of comparison.

Gross Profit

Gross profit totaled $188.4 million in the third quarter of 2023, increasing 24.0% compared to $151.9 million in the third quarter of 2022. Gross margin improved to 47.0% for the third quarter of 2023 compared to 46.8% for the same quarter in 2022. On a segment basis, gross margin on total equipment rentals was 47.4% in the third quarter of 2023 compared to 50.5% in the third quarter of 2022. Rental margins were 53.3% compared to 55.6% over the same period of comparison. Rental rates in the third quarter of 2023, excluding One Source, were 4.9% better than rates in the third quarter of 2022. Time utilization (based on original equipment cost) was 70.0% in the third quarter of 2023 compared to 73.3% in the third quarter of 2022. Gross margins on used equipment sales improved to 58.5% in the third quarter of 2023 compared to 53.7% in the third quarter of 2022. Gross margins on new equipment sales were 13.2% in the third quarter of 2023 compared to 13.8% over the same period of comparison. Gross margins on parts sales were 27.5% in the third quarter of 2023, compared to 29.0% in the third quarter of 2022, while gross margins on service revenues were 59.3% compared to 63.2% over the same period of comparison.

Rental Fleet

The original equipment cost of the Company’s rental fleet as of September 30, 2023, was just over $2.7 billion, representing an increase of $589.9 million, or 27.6%, from the end of the third quarter of 2022. Dollar utilization for the third quarter of 2023 of 41.5% compared to 42.7% in the third quarter of 2022.

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

Selling, General and Administrative Expenses

Selling, General, and Administrative ("SG&A") expenses for the third quarter of 2023 were $104.2 million, an increase of $15.8 million, or 17.9%, compared to $88.4 million in the third quarter of 2022. The higher expenses were primarily due to an increase in employee salaries, wages, payroll taxes, and other related employee expenses. In addition, higher depreciation, facilities expenses and professional fees contributed to the rise in costs. SG&A expenses in the third quarter of 2023 as a percentage of total revenues declined to 26.0% compared to 27.3% in the third quarter of 2022. Approximately $7.7 million of the increase in SG&A expenses in the third quarter of 2023 were attributable to branches opened or acquired during or after the third quarter of 2022.

Income from Operations

Income from operations for the third quarter of 2023 was $79.2 million including the $5.7 million non-cash goodwill impairment charge, or 19.8% of revenues. Excluding the charge, income from operations was $84.9 million, or 21.2% of revenues, compared to $64.0 million, or 19.7% of revenues, in the third quarter of 2022.

Interest Expense

Interest expense was $16.1 million for the third quarter of 2023, compared to $13.5 million in the third quarter of 2022.

Net Income

Net income in the third quarter of 2023 was $48.9 million, or $1.35 per diluted share, which included a pre-tax $5.7 million non-cash goodwill impairment charge. Excluding the charge, net income was $53.0 million, or $1.46 per diluted share, and compared to net income in the third quarter of 2022 of $38.4 million, or $1.05 per diluted share. The effective income tax rate for the third quarter of 2023 was 26.1%, or 26.2% excluding the goodwill impairment charge, compared to an effective income tax rate of 25.2% in the same quarter of 2022.

Adjusted EBITDA

Adjusted EBITDA in the third quarter of 2023 increased to $189.1 million, or 47.2% of revenues, compared to $138.9 million, or 42.8% of revenues, in the same quarter of 2022.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. EBITDA and Adjusted EBITDA are non-GAAP measures as defined under the rules of the Securities and Exchange Commission ("SEC"). We define Adjusted EBITDA for the periods presented as EBITDA adjusted for the impairment of goodwill.

We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We consider them useful tools to assist us in evaluating performance because it eliminates items related to components of our capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, any other non-recurring items described above applicable to the particular period.

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance or liquidity under GAAP and, accordingly, should not be considered alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

We use Adjusted Income from Continuing Operations, Adjusted Net Income from Continuing Operations, Adjusted Net Income, Adjusted Net Income from Continuing Operations per Share, and Adjusted Net Income per Share ("Adjusted Income Measures") in our business operations to, among other things, analyze our financial performance on a comparative period basis without the effects of significant one-time, non-recurring items. We define the Adjusted Income Measures for the periods presented as Income from Operations, Net Income and Net Income per Share, respectively, adjusted for the impairment of goodwill. Additionally, we believe Adjusted Income Measures, in combination with financial results calculated in accordance with GAAP, provide investors with useful information and additional perspective concerning future profitability. However, Adjusted Income Measures are not measurements of our financial performance under GAAP and, accordingly, should not be considered in isolation or as alternatives to GAAP Income from Operations, Net Income and Net Income per Share. Because Adjusted Income Measures may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the financial tables accompanying this earnings release.

Conference Call

The Company's management will hold a conference call to discuss third quarter results on Thursday, October 26, 2023, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on October 26, 2023, and will continue through November 2, 2023, by dialing 877-344-7529 and entering the confirmation code 9392769.

The live broadcast of H&E Equipment Services' quarterly conference call will be available online at www.he-equipment.com on October 26, 2023, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to a global pandemic and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (2) general economic and geopolitical conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to inflation and increasing interest rates); (4) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (5) trends in oil and natural gas which could adversely affect the demand for our services and products; (6) our inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our ability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Equipment rentals	$315,811	$253,564	$869,278	$680,366
Used equipment sales	52,708	20,300	124,476	60,659
New equipment sales	12,633	23,491	29,308	71,013
Parts sales	11,897	16,745	36,082	48,976
Services revenues	6,739	8,610	21,058	25,633
Other	908	1,570	3,208	4,754
Total revenues	400,696	324,280	1,083,410	891,401
Cost of revenues:
Rental depreciation	90,361	65,952	258,146	188,261
Rental expense	40,545	33,543	117,169	93,117
Rental other	35,056	25,989	93,381	70,775
	165,962	125,484	468,696	352,153
Used equipment sales	21,893	9,396	51,396	31,815
New equipment sales	10,962	20,249	25,278	60,849
Parts sales	8,620	11,881	25,736	35,417
Services revenues	2,742	3,165	8,030	9,122
Other	2,134	2,222	6,152	6,248
Total cost of revenues	212,313	172,397	585,288	495,604
Gross profit	188,383	151,883	498,122	395,797
Selling, general and administrative expenses	104,218	88,418	298,812	249,360
Impairment of goodwill	(5,714)	—	(5,714)	—
Gain on sales of property and equipment, net	763	529	1,866	2,911
Income from operations	79,214	63,994	195,462	149,348
Other income (expense):
Interest expense	(16,145)	(13,548)	(44,542)	(40,495)
Other, net	3,071	883	5,851	2,656
Total other expense, net	(13,074)	(12,665)	(38,691)	(37,839)
Income from operations before provision for income taxes	66,140	51,329	156,771	111,509
Provision for income taxes	17,261	12,953	41,002	28,967
Net income from continuing operations	$48,879	$38,376	$115,769	$82,542

Discontinued Operations:
Loss from discontinued operations before benefit from income taxes	$—	$—	$—	$(2,049)
Benefit from income taxes	—	—	—	(525)
Net loss from discontinued operations	$—	$—	$—	$(1,524)

Net income	$48,879	$38,376	$115,769	$81,018

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income from continuing operations per common share:
Basic	$1.35	$1.05	$3.21	$2.27
Diluted	$1.35	$1.05	$3.19	$2.26
Net loss from discontinued operations per common share:
Basic	$—	$—	$—	$(0.04)
Diluted	$—	$—	$—	$(0.04)
Net income per common share:
Basic	$1.35	$1.05	$3.21	$2.23
Diluted	$1.35	$1.05	$3.19	$2.22
Weighted average common shares outstanding:
Basic	36,134	36,462	36,078	36,402
Diluted	36,322	36,553	36,326	36,544
Dividends declared per common share outstanding	$0.275	$0.275	$0.825	$0.825

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	September 30, 2023	December 31, 2022
Cash and cash equivalents	$6,919	$81,330
Rental equipment, net	1,705,367	1,418,951
Total assets	2,589,134	2,291,699
Total debt (1)	1,395,313	1,251,594
Total liabilities	2,101,000	1,890,657
Stockholders' equity	488,134	401,042
Total liabilities and stockholders' equity	$2,589,134	$2,291,699

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes, senior secured credit facility, and finance lease obligations.

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30, 2023
	As Reported	Adjustment	As Adjusted
Gross profit	$188,383	$—	$188,383
Selling, general and administrative expenses	104,218	—	104,218
Impairment of goodwill	(5,714)	5,714	—
Gain on sale of property and equipment, net	763	—	763
Income from continuing operations	79,214	5,714	84,928
Interest expense	(16,145)	—	(16,145)
Other income, net	3,071	—	3,071
Income from continuing operations before provision for income taxes	66,140	5,714	71,854
Provision for income taxes	17,261	1,585	18,846
Net income from continuing operations	$48,879	$4,129	$53,008

Income from discontinued operations before provision for income taxes	—	—	—
Provision for income taxes	—	—	—
Net income from discontinued operations	$—	$—	$—

Net income	$48,879	$4,129	$53,008

	Three Months Ended September 30, 2023
	As Reported	Adjustment	As Adjusted
NET INCOME PER SHARE (1)
Basic - Net income from continuing operations per common share:	$1.35	$0.11	$1.47
Basic - Net income from discontinued operations per common share:	$—	$—	$—
Basic - Net income per common share:	$1.35	$0.11	$1.47
Basic - Weighted average common shares outstanding:	36,134	36,134	36,134

Diluted - Net income from continuing operations per common share:	$1.35	$0.11	$1.46
Diluted - Net income from discontinued operations per common share:	$—	$—	$—
Diluted - Net income per common share	$1.35	$0.11	$1.46
Diluted - Weighted average common shares outstanding:	36,322	36,322	36,322

(1)
Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Nine Months Ended September 30, 2023
	As Reported	Adjustment	As Adjusted
Gross profit	$498,122	$—	$498,122
Selling, general and administrative expenses	298,812	—	298,812
Impairment of goodwill	(5,714)	5,714	—
Gain on sale of property and equipment, net	1,866	—	1,866
Income from continuing operations	195,462	5,714	201,176
Interest expense	(44,542)	—	(44,542)
Other income, net	5,851	—	5,851
Income from continuing operations before provision for income taxes	156,771	5,714	162,485
Provision for income taxes	41,002	1,585	42,587
Net income from continuing operations	$115,769	$4,129	$119,898

Income from discontinued operations before provision for income taxes	—	—	—
Provision for income taxes	—	—	—
Net income from discontinued operations	$—	$—	$—

Net income	$115,769	$4,129	$119,898

	Nine Months Ended September 30, 2023
	As Reported	Adjustment	As Adjusted
NET INCOME PER SHARE (1)
Basic - Net income from continuing operations per common share:	$3.21	$0.11	$3.32
Basic - Net income from discontinued operations per common share:	$—	$—	$—
Basic - Net income per common share:	$3.21	$0.11	$3.32
Basic - Weighted average common shares outstanding:	36,078	36,078	36,078

Diluted - Net income from continuing operations per common share:	$3.19	$0.11	$3.30
Diluted - Net income from discontinued operations per common share:	$—	$—	$—
Diluted - Net income per common share	$3.19	$0.11	$3.30
Diluted - Weighted average common shares outstanding:	36,326	36,326	36,326

(1)
Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net Income	$48,879	$38,376	$115,769	$81,018
Net Loss from discontinued operations	—	—	—	(1,524)
Net Income from continuing operations	48,879	38,376	115,769	82,542
Interest Expense	16,145	13,548	44,542	40,495
Provision for income taxes	17,261	12,953	41,002	28,967
Depreciation	99,437	73,000	283,629	209,214
Amortization of intangibles	1,683	993	5,048	2,978

EBITDA from continuing operations	$183,405	$138,870	$489,990	$364,196

Impairment of goodwill	5,714	—	5,714	—

Adjusted EBITDA from continuing operations	$189,119	$138,870	$495,704	$364,196

Net Loss from discontinued operations	$—	$—	$—	$(1,524)
Benefit from income taxes	—	—	—	(525)

EBITDA from discontinued operations	$—	$—	$—	$(2,049)
Loss on sale of discontinued operations	—	—	—	1,917
Adjusted EBITDA from discontinued operations	$—	$—	$—	$(132)

Adjusted EBITDA	$189,119	$138,870	$495,704	$364,064

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H&E Equipment Services Reports Third Quarter 2023 Results

October 26, 2023

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
RENTAL
Equipment rentals (1)	$280,257	$224,126	$771,056	$602,551
Rental other	35,554	29,438	98,222	77,815
Total equipment rentals	315,811	253,564	869,278	680,366

RENTAL COST OF SALES
Rental depreciation	90,361	65,952	258,146	188,261
Rental expense	40,545	33,543	117,169	93,117
Rental other	35,056	25,989	93,381	70,775
Total rental cost of sales	165,962	125,484	468,696	352,153

RENTAL REVENUES GROSS PROFIT
Equipment rentals	149,351	124,631	395,741	321,173
Rentals other	498	3,449	4,841	7,040
Total rental revenues gross profit	$149,849	$128,080	$400,582	$328,213

RENTAL REVENUES GROSS MARGIN
Equipment rentals	53.3%	55.6%	51.3%	53.3%
Rentals other	1.4%	11.7%	4.9%	9.0%
Total rental revenues gross margin	47.4%	50.5%	46.1%	48.2%

(1)
Pursuant to SEC Regulation S-X, the Company's equipment rental revenues are aggregated and presented in our unaudited condensed consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates the Company's equipment rental revenues for discussion and analysis purposes only.

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